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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K
                                 CURRENT REPORT





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - JUNE 27, 2000





                              MINNESOTA POWER, INC.


                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                           Telephone - (218) 722-2641


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ITEM 5.  OTHER EVENTS.

For background information on the following update, reference is made to page 12 of the Annual Report on Form 10-K for the year ended December 31, 1999 and page 9 of the Form 10-Q for the quarter ended March 31, 2000 of Minnesota Power, Inc. (Minnesota Power or Company).

On June 27, 2000 ADESA Corporation (ADESA), a wholly owned subsidiary of Minnesota Power, signed a letter of intent with Manheim Auctions, Inc. (Manheim) to buy eight ADT Automotive Holdings, Inc.'s (ADT) auctions and one Manheim auction. In January 2000 Manheim agreed to purchase 28 ADT auctions. Following Federal Trade Commission (FTC) review of the Manheim/ADT transaction, Manheim agreed to sell the nine auctions ADESA intends to purchase. The ADESA/Manheim transaction is subject to the negotiation and execution of a definitive purchase agreement, completion of due diligence, Board approval, approval by the FTC and
satisfaction of various  other  customary  conditions.   The  Company  expects
to finance the transaction with long-term debt to be repaid over two to three years.

The auctions included in the transaction are: Southwest Auto Auction located in Phoenix, Arizona; Golden Gate Auto Auction located near San Francisco, California; Southern States Vehicle Auction located in metro Atlanta, Georgia; Metro Auto Auction of Kansas City located near Kansas City, Missouri; Puget Sound Auto Auction located in the Seattle, Washington area; Colorado Springs Auto Auction located in Colorado Springs, Colorado; and three Florida-based auctions, Bayside Auto Auction in Tampa, Clearwater Auto Auction and Orlando-Sanford Vehicle Auction. For the twelve months ended May 31, 2000, these nine auctions sold approximately 400,000 vehicles and generated approximately $130 million in revenue. With this purchase, ADESA will operate 55 vehicle auction facilities throughout the United States and Canada.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     Minnesota Power, Inc.
                                               ---------------------------------
                                                        (Registrant)





June 28, 2000                                            D. G. Gartzke
                                               ---------------------------------
                                                         D. G. Gartzke
                                                Senior Vice President - Finance
                                                  and Chief Financial Officer


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